Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

NewcelX Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common shares, par value CHF 0.03	(1)	Other	2,259,217	$3.2550	$7,353,751.34	0.0001381	$1,015.55

Total Offering Amounts:							$7,353,751.34		1,015.55
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,015.55

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common shares, par value CHF 0.05 per share, or Common Shares, being registered hereby also include an indeterminate number of additional Common Shares as may from time to time become issuable by reason of share splits, stock dividends, recapitalizations or other similar transactions.

Consists of (i) 26,196 Common Shares issuable upon the conversion of 4,366 preferred shares of the Company issued in a private placement pursuant to a March 2025 securities purchase agreement, or the March 2025 SPA, (ii) 281,292 Common Shares issuable upon the conversion of 46,882 preferred participation certificates, or PPCs, of the Company issued in a private placement pursuant to an amendment to the March 2025 SPA entered into in June 2025, or the March 2025 SPA Amendment, (iii) 773,553 Common Shares issuable upon the exercise of common warrants issued in a private placement pursuant to the March 2025 SPA and March 2025 SPA Amendment, (iv) 272,726 Common Shares issued in a private placement pursuant to an April 2026 securities purchase agreement, or the April 2026 SPA, (v) 218,181 Common Shares issuable upon the exercise of pre-funded warrants issued in a private placement pursuant to the April 2026 SPA, and (vi) 687,269 Common Shares issuable upon the exercise of warrants issued in a private placement pursuant to the April 2026 SPA.. All Common Shares are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-3.

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of the Common Shares on the Nasdaq Capital Market on May 8, 2026.

The Registrant will not receive any proceeds from the sale of its Common Shares by the selling shareholders.